UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.  )

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Voyager Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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VOYAGER THERAPEUTICS, INC.

SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND

DEFINITIVE PROXY STATEMENT FOR THE 2023 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2023

May 9, 2023

Voyager Therapeutics, Inc. (the “Company”) is filing this supplement on May 9, 2023 to update information related to the composition of the Company’s board of directors (the “Board”) contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2023 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board for its annual meeting of stockholders to be held on June 6, 2023, or any adjournment or postponement thereof (the “Annual Meeting”).

Subsequent to the filing of the Proxy Statement, on May 6, 2023, George Scangos, Ph.D. was appointed to the Board as a Class I director and as a member of the Board’s Science and Technology Committee, effective May 9, 2023. This supplement has been prepared to provide stockholders with information regarding Dr. Scangos that would have been included in the Proxy Statement had Dr. Scangos been elected prior to the filing of the Proxy Statement. You are not being asked to vote for or ratify the election of Dr. Scangos at the Annual Meeting because Class I directors are not being elected by Company’s stockholders at the Annual Meeting. The Company is providing this additional material solely for informational purposes.

The Company urges you to read the Proxy Statement and this supplement in their entirety. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.

Appointment of Director

On May 6, 2023, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Scangos as a director of the Company and as a member of the Science and Technology Committee of the Board, effective May 9, 2023. Dr. Scangos was designated as a Class I director to serve until the 2025 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Scangos, age 75, has been a member of the Board of Directors since May 2023. Dr. Scangos has served as a member of the board of directors of Vir Biotechnology, Inc., an immunology company, since January 2017 and served as its President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc., a biotechnology company. Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company, from October 1996 to July 2010 and as a member of its board of directors from October 1996 to May 2020. From 1987 to 1996, Dr. Scangos served in positions of increasing responsibility at Bayer Corporation, a biotechnology company, culminating with his service as President of Biotechnology from 1993 to 1996. Before joining Bayer, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos also currently serves on the board of directors of Agilent Technologies, Inc., a publicly traded life sciences, diagnostics and applied chemical analysis company. Dr. Scangos served as Chair of Pharmaceutical Research and Manufacturers of America in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of University of California San Francisco. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts. We believe Dr. Scangos’ experience as a senior executive and service on the Boards of Directors of other life sciences companies qualifies him to serve on the Board of Directors.

Dr. Scangos is to be compensated for his service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for (i) an annual cash retainer of $40,000 for service as a member of the Board; (ii) an annual cash retainer of $5,000 for service as a member of the Science and Technology Committee; (iii) an initial option to purchase 44,000 shares of common stock of the Company at an exercise price equal to the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of grant and vesting in equal quarterly installments over a period of four years; and (iv) following each annual meeting of the Company’s stockholders, an option to purchase 22,000 shares of common stock of the Company, vesting on the earlier of the one-year anniversary of the grant date or the next annual meeting of the stockholders. Dr. Scangos does not beneficially own any other shares of common stock. In connection with his appointment, Dr. Scangos is expected to enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-207367) filed with the Securities and Exchange Commission on October 28, 2015.

There are no arrangements or understandings between Dr. Scangos and any other persons pursuant to which he was elected as a director. There are no transactions and no proposed transactions in which Dr. Scangos has an interest requiring disclosure under the section entitled “Certain Relationships and Related Party Transactions” in the Proxy Statement.

Based upon information requested from and provided by Dr. Scangos concerning his background, employment and affiliations, including family relationships, the Board has determined that Dr. Scangos is an “independent director” as defined under applicable Nasdaq rules.

Board Diversity Matrix

The Board Diversity Matrix included in the section entitled “Proposal 1—Election of Directors—Corporate Commitment to our Environmental, Social and Governance (ESG) Profile” in the Proxy Statement is updated as follows:

Board Diversity Matrix (As of May 9, 2023)
Total Number of Directors			10
					Did Not
	Female	Male		Non-Binary	Disclose Gender
Part I: Gender Identity
Directors	3	7		—	—
Part II: Demographic Background
African American or Black	—	1		—	—
Asian	—	1		—	—
Hispanic or Latinx	1	—		—	—
White	3	6		—	—
Two or More Races or Ethnicities	1	1		—	—
LGBTQ+			1